Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TTM Technologies, Inc.:

We consent to the use of our reports dated February 24, 2016, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 28, 2015 and December 29, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 28, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report on the consolidated financial statements contains an explanatory paragraph that refers to our audit of the adjustments to the 2013 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments. However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to such adjustments.

Our audit report on the effectiveness of internal control over financial reporting as of December 28, 2015 contains an explanatory paragraph that states management of TTM Technologies, Inc. excluded from its assessment of the effectiveness of internal control over financial reporting as of December 28, 2015, Viasystems Group, Inc.’s internal control over financial reporting associated with 32% of total assets and 32% of total net sales included in the consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the year ended December 28, 2015. Our audit report also excludes an evaluation of the internal control over financial reporting of Viasystems Group, Inc.

/s/ KPMG LLP

November 14, 2016
Irvine, California